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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
                                        Contact:
                                        Maria Duey
                                        313-792-5500

                           MASCO CORPORATION ANNOUNCES
           NEW SHARE BUYBACK AUTHORIZATION, AND EXPECTS TO CONTINUE TO
             RETURN $1 BILLION TO SHAREHOLDERS, ON AVERAGE ANNUALLY,
                           OVER THE NEXT SEVERAL YEARS

     Taylor, Michigan (May 10, 2006) - Masco Corporation (NYSE: MAS) today announced that its Board of Directors has authorized the purchase of up to 50 million shares of its Common Stock in open market purchases, privately negotiated transactions or otherwise. This authorization replaces the Company's existing program under which approximately 34 million of the 50 million shares previously authorized had been repurchased. The Company had approximately 397 million common shares outstanding at May 1, 2006.

     The Company also announced at its recent Annual Investor Day Meeting that it expects to continue to return a minimum of $1 billion to shareholders, on average annually, over the next several years through share repurchases and dividends as part of its ongoing commitment to value creation. From 2003 through 2005, the Company returned approximately $3.6 billion, in aggregate, to shareholders through share repurchases (97 million shares) and dividends. In the first quarter of 2006, the Company returned $408 million to shareholders.

     Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products.

     Masco Corporation's press releases and other information are available through the Company's toll free number, 1-888-MAS-NEWS, or under the Investor Relations section of Masco's website at www.masco.com.

     Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as housing starts, commodity costs, interest rate fluctuations, changes in consumer spending and other factors over which management has no control. The Company believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures and ratios should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. Additional information about the Company's products, markets and conditions, which could affect the Company's future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com. Masco undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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